Exhibit 99

PEOPLE
NEWS RELEASE



Date:             October 21, 2005

Contact:          R. Riggie Ridgeway - President & CEO
                  William B. West - Executive Vice President
                  Robert E. Dye, Jr. - Senior Vice President & CFO

To:               News Media

Release Date:     Immediate


                          PEOPLES BANCORPORATION, INC.

                        ANNOUNCES THIRD QUARTER EARNINGS,

                   STOCK DIVIDEND AND QUARTERLY CASH DIVIDEND

Easley, SC - Peoples Bancorporation, Inc. (PBCE.OB), the parent company for The Peoples National Bank, Easley, South Carolina, Bank of Anderson, N.A., Anderson, South Carolina, and Seneca National Bank, Seneca, South Carolina, reported total consolidated earnings of $1,073,000 for the quarter ending September 30, 2005, a 5.0% increase from the earnings of $1,022,000 reported for the quarter ending September 30, 2004. Total consolidated earnings for the nine months ending September 30, 2005 were $2,985,000, a 16.6% increase over the earnings of $2,560,000 reported for the nine months ending September 30, 2004. Return on average equity was 10.42% for the third quarter of 2005 compared to 10.86% for the third quarter of 2004, while return on average equity for the first nine months of 2005 was 9.98% compared to 9.22% for the first nine months of 2004. Diluted earnings per share were $0.17 for the third quarter of 2005 compared to $0.16 for the third quarter of 2004, while diluted earnings per share for the first nine months of 2005 were $0.47 compared to $0.41 for the first nine months of 2004.

Total assets at September 30, 2005 were $482,628,000, an increase of 11.1% from the $434,255,000 in total assets at September 30, 2004. At September 30, 2005 total gross loans (excluding loans held for sale) were $364,497,000, an increase of 13.5% compared to $321,164,000 at September 30, 2004. Total deposits at September 30, 2005 were $398,109,000, an increase of 13.8% from the $349,783,000 in total deposits at September 30, 2004.

Commenting on the Company's performance, Company President R. Riggie Ridgeway stated, "We are pleased to see double-digit growth for each of assets, loans, and deposits over the past year. The 16.6% improvement in earnings during the first three quarters of 2005 as compared to the same period last year is indicative of our commitment to continued improvement and our focus on our core banking competencies."

In other business, the Company announced that its Board of Directors had approved a 5% common stock dividend in addition to its regular quarterly cash dividend. The 5% stock dividend will be issued on December 30, 2005 to shareholders of record as of December 15, 2005. The Company's quarterly cash dividend of $0.05 per share will be paid on December 29, 2005 to shareholders of record as of December 14, 2005.

Currently, The Peoples National Bank has four banking offices: two in Easley, one in Pickens and one in Powdersville, South Carolina; Bank of Anderson, N.A. has two banking offices in Anderson, South Carolina; and Seneca National Bank has one banking office in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and Forms 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, which are or will be available from the Securities and Exchange Commission's public reference facilities and from its website at www.sec.gov, or from the Company's shareholders' relations department.

                          PEOPLES BANCORPORATION, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                (Amounts in thousands except share information)

                                               Three Months Ended September 30,

Income Statement                                2005         2004         Change
                                                ----         ----         ------
  Net interest income ...................      $4,450       $3,740        18.98%
  Provision for loan losses .............         165          153         7.84%
  Other income ..........................         899        1,193       -24.64%
  Other expenses ........................       3,583        3,298         8.64%
                                               ------       ------
     Income before income taxes .........       1,601        1,482         8.03%
  Provision for income taxes ............         528          460        14.78%
                                               ------       ------
     Net Income .........................      $1,073       $1,022         4.99%
                                               ======       ======

  Return on average assets ..............        0.89%        0.95%
  Return on average equity ..............       10.42%       10.86%

Net income per common share*
  Basic .................................      $ 0.17       $ 0.17
  Diluted ...............................      $ 0.17       $ 0.16

                                               Nine Months Ended September 30,

Income Statement                               2005         2004          Change
                                               ----         ----          ------
  Net interest income .................      $12,644       $10,703        18.14%
  Provision for loan losses ...........          521           436        19.50%
  Other income ........................        2,678         4,026       -33.48%
  Other expenses ......................       10,367        10,546        -1.70%
                                             -------       -------
     Income before income taxes .......        4,434         3,747        18.33%
  Provision for income taxes ..........        1,449         1,187        22.07%
                                             -------       -------
     Net Income .......................      $ 2,985       $ 2,560        16.60%
                                             =======       =======

  Return on average assets ............         0.87%         0.79%
  Return on average equity ............         9.98%         9.22%

Net income per common share*
  Basic ...............................      $  0.48       $  0.42
  Diluted .............................      $  0.47       $  0.41

                                                   September 30,
Balance Sheet                                   2005           2004       Change
                                                ----           ----       ------
Total assets ...........................      $482,628      $434,255      11.14%
Mortgage loans held for sale ...........             -         9,642    -100.00%
Loans, net .............................       360,518       317,537      13.54%
Allowance for loan losses ..............         3,979         3,627       9.70%
Securities .............................        76,836        71,541       7.40%
Total earning assets ...................       445,787       404,041      10.33%
Total deposits .........................       398,109       349,783      13.82%
Shareholders' equity ...................        40,469        37,724       7.28%
Book value per share* ..................          6.48          6.18       4.85%

* Share data has been restated to reflect the 5% stock dividend effected in December 200 4 and the 5% stock dividend to be effected in December 2005.